  Ex. 99.28(p)(26)

VIRTUS CODE OF ETHICS

Amended and Restated April 1, 2023

A message from George Aylward, President and Chief Executive Officer

At Virtus Investment Partners, our goal is to be a distinctive and trusted provider of asset management products and services that is profitable, growing and consistently delivers value for our clients and shareholders. In this highly competitive industry, we need to distinguish Virtus through our products, our service approach, and our values in managing our company.

Foremost among those values is the expectation I have that each member of the Virtus team adhere to the highest standards of legal and ethical conduct in all of our business dealings.

By demonstrating Virtus is a company that our clients can trust with their assets, a company that our distribution partners respect, and a company that all of our stakeholders think of with admiration, we can accomplish our business goals.

George Aylward

President and Chief Executive Officer

Virtus Investment Partners, Inc.

1 |

Introduction

Each wholly owned affiliated registered investment adviser and broker-dealer of Virtus Investment Partners, Inc. (“Virtus”) listed in Schedule A (each referred to herein as a “Firm”) has adopted this Code of Ethics (the “Code”) in accordance with applicable requirements of the Investment Advisers Act of 1940, as amended (the “Advisers Act”), and the Investment Company Act of 1940, as amended (the “Investment Company Act”). From time to time, Firms may attach an Appendix to this Code describing any unique provisions the Firm has made to provide additional requirements or modify requirements set forth by this Code. Modifications for one Firm in such Appendix will not be considered an amendment to any other Firm’s Code.

Employees are required to adhere to the letter and the spirit of this Code. Failure to adhere to this Code may result in disciplinary actions including fines, disgorgement of profits (or losses avoided), unwinding of securities transactions, curtailment of personal trading privileges, and/or termination of employment. In addition, certain violations of this Code may be considered violations of securities laws and regulations that could result in civil and/or criminal penalties.

1.	Standards of Conduct

In providing investment services to registered investment companies, institutional accounts and other clients, the Firms are governed by legal and fiduciary duties that mandate adherence to the highest standards of ethical conduct and integrity. Because employees may have knowledge of present or future portfolio transactions in client accounts and, in some cases, the power to influence those portfolio transactions, it is possible that an employee’s personal interests could – or could appear to – conflict with those of the Firms’ clients if the employee engages in personal transactions in securities that are eligible for investment by the Firms’ clients.

The procedures set forth in this Code are designed to address potential conflicts of interest with respect to the personal investing activities of the Firms’ employees. When persons covered by the terms of this Code engage in personal securities transactions, they must adhere to the following general principles as well as to the Code’s specific provisions:

■	At all times, the interests of the Firms’ clients must be paramount;
■	Personal transactions must be conducted consistent with this Code in a manner that avoids or mitigates any actual or potential conflict of interest;
■	No inappropriate advantage should be taken of any position of trust or responsibility;
■	Non-public information regarding security holdings in client accounts must remain confidential; and
■	Compliance with all applicable federal securities laws must be maintained.

In addition to the provisions of this Code, employees are responsible for compliance with other Virtus policies and procedures concerning personal conduct and conflicts of interest including, but not limited to: the Virtus Code of Conduct; Social Media Policy; Insider Trading Policy and Procedures; Acceptable Technology Use Policy; Political and PAC Contribution Policy and Procedures; and Gifts, Entertainment, Business Meals, Sponsorships, Business Building and Charitable Donations Policy.

2 |

Irrespective of any investment transactions permitted under this Code and/or investment transactions approved by Compliance, this Code is subject to, and superseded by, federal securities laws, which prohibit trading, whether for personal or client accounts, while in possession of material non-public information. Likewise, material non-public information regarding Virtus or a Virtus affiliate may not be shared with other Virtus employees, other than Virtus Legal or Compliance. Under no circumstances may Virtus employees use material nonpublic information about client recommendations and transactions in their own personal trading.

2.	Persons Subject to the Code

All employees of Virtus and its wholly owned subsidiaries, including the Firms listed on Schedule A, are subject to this Code and are deemed to be Supervised Persons of a particular investment adviser and/or broker-dealer subsidiary within the meaning of the Advisers Act and the Investment Company Act. This includes persons working at other subsidiaries that are not investment advisers or broker-dealers, such as Virtus Fund Services, LLC and Virtus Shared Services, LLC, as well as employees of certain departments such as Human Resources, Finance, Sales, Marketing, and Product Management, all of which are appropriately deemed by Compliance as Supervised Persons. Certain Supervised Persons are further classified as Access Persons or Advisory Persons, depending upon their access to client portfolio information and their role in managing client accounts.

Supervised Employees are further designated as Access Persons if:

■	In connection with their job functions or duties they have access to timely, non-public information regarding a Firm’s investment management activities, client portfolio holdings and/or client trading activity or they are a director or officer of a Firm1. In general, employees with duties or responsibilities within Information Technology, Investment Operations, Investment Risk, Performance Analytics, Product Management, Fund Administration, Compliance, Legal, Audit or other areas determined by Compliance are designated as Access Persons.

Supervised Employees are further designated as Advisory Persons if:

■	In connection with their job functions or duties, they make, recommend or implement investment decisions on behalf of client accounts managed by a Firm. In general, portfolio managers, investment research analysts, traders and certain of their support personnel are designated as Advisory Persons.

Employees who perform certain services for multiple Firms (i.e., shared services) or share office space with another Firm, may be designated by Compliance as Supervised, Access and/or Advisory Persons of multiple Firms.2 The above are general rules and Compliance may designate persons as

1 See the Virtus Directors and Officers List for each Firm on VirtusNet.

2 Reference: Rule 204A-1(a)(3) Section 202(a)(25) of the Advisers Act [15 U.S.C. 80b-2(a)(25)], which defines "supervised person" as an adviser's partners, officers, directors (or other persons occupying a similar status or

3 |

Supervised, Access or Advisory for reasons other than indicated above, if determined to be consistent with the purpose of this Code.

The chart below provides a summary of requirements under this Code depending upon the employee’s designation as a Supervised, Access or Advisory Person and references the Section of this Code providing additional explanations of each requirement:

Summary of Code of Ethics Requirements by Employee Classification

REQUIREMENT / CODE SECTION	SUPERVISED PERSONS	ACCESS PERSONS	ADVISORY PERSONS
Section 1. STANDARDS OF CONDUCT	✓	✓	✓
Section 2. PERSONS SUBJECT TO THE CODE	✓	✓	✓
Section 3.1. ATTESTATION OF RECEIPT, UNDERSTANDING AND COMPLIANCE	✓	✓	✓

Section 3.2. REPORTABLE SECURITIES AND REPORTABLE ACCOUNTS:

■ DEFFINITION OF REPORTABLE SECURITIES AND REPORTABLE ACCOUNTS

■ NOTIFYING COMPLIANCE OF EXISTING REPORTABLE ACCOUNTS AND APPROVAL FOR NEW REPORTABLE ACCOUNTS

■ MANAGED ACCOUNTS (DEFINED)

	✓ ✓ ✓	✓ ✓ ✓	✓ ✓ ✓
Section 3.3. NOTIFYING COMPLIANCE OF EXISTING REPORTABLE ACCOUNTS AND APPROVAL FOR NEW REPORTABLE ACCOUNTS	✓	✓	✓
Section 3.4. INITIAL AND ANNUAL HOLDINGS REPORTS	✓	✓	✓
Section 3.5. QUARTERLY TRANSACTIONS REPORTS	✓	✓	✓
Section 3.6. DUPLICATE TRADE CONFIRMATIONS AND PERSONAL BROKERAGE ACCOUNT STATEMENTS	✓	✓	✓
Section 4.1. TRADE PRECLEARANCE REQUIREMENTS FOR NON- VIRTUS SECURITIES		✓	✓
Section 4.2. TRADE PRECLEARANCE REQUIREMENTS FOR VIRTUS SECURITIES	✓	✓	✓
Section 5. TRADE BLACKOUT RULE			✓
Section 6. OTHER TRADING RESTRICTIONS		✓	✓
Section 7. HOLDING PERIOD RULE		✓	✓
Section 8. DUTY TO REPORT VIOLATIONS	✓	✓	✓
Section 9. SANCTIONS FOR VIOLATIONS OF THE CODE	✓	✓	✓
Section 10. WAIVERS, TEMPORARY EXEMPTION FROM CODE APPLICATION, AND EXTENSIONS	✓	✓	✓

performing similar functions) and employees, as well as any other persons who provide advice on behalf of the adviser and are subject to the adviser's supervision and control; Footnotes 23, 25 and 28 of Adopting Release of Final Rule 204A-1 (17 CFR Parts 270, 275 and 279) [Release Nos. IA-2256, IC-26492]; File No. S7-04-04.

4 |

3.	Reporting Requirements for Supervised, Access and Advisory Persons

3.1	Attestation of Receipt, Understanding and Compliance

All employees will receive a copy of the Code upon hire and must certify their receipt, reading, understanding of, and compliance with the Code within ten (10) days of becoming subject to the Code and at least annually thereafter. Employees will also be required to certify the same with respect to amendments of the Code.

3.2	Reportable Securities and Reportable Accounts

Employees must disclose to Compliance all Reportable Securities positions as well as all Reportable Accounts (both brokerage and investment advisory accounts), as further defined and discussed below.

Reportable Securities are broadly defined and include transactions (both long and short) in the following:

■	Shares of stocks, ADRs, and other equity securities (including any security convertible into equity securities);
■	Warrants;
■	Bonds and notes;
■	Shares of exchange traded funds (“ETFs”) and exchange traded notes (“ETNs”);
■	Shares of closed-end funds;
■	Options, futures and other derivatives;
■	Private placement securities[3];
■	Shares of open-end mutual funds managed by a Virtus affiliate or managed by a non- affiliate as a subadviser to a Virtus affiliate[4];
■	Securities acquired in an initial public offering (“IPO”) or a limited offering, or crowdfunding initiatives to raise capital;
■	Initial or limited coin offerings; and
■	“Cryptocurrency” or “digital assets” unless specifically exempted by Compliance (as indicated in Schedule B).

The following are not considered Reportable Securities:

■	Direct obligations of the U.S. Government;
■	Money market instruments and funds;
■	Bankers’ acceptances, certificates of deposit, commercial paper and other high quality short-term debt instruments;
■	Shares of open-end mutual funds that are not managed by a Virtus affiliate;

3 A private placement is an offering of securities that are exempt from registration under various laws and rules, such as the Securities Act of 1933 in the U.S. and the Listing Rules in the U.K. Private placements can include limited partnerships, certain cooperative investments in real estate, co-mingled investment vehicles such as hedge funds, and investments in privately held and family-owned businesses. For the purpose of this policy, time-shares and cooperative investments in real estate used as a primary or secondary residence are not considered to be private placements.

4 A list of open-end mutual funds managed by a Virtus affiliate or managed by a non-affiliate as a subadviser to a Virtus affiliate is available on VirtusNet.

5 |

■	Holdings in 529 Plans (unless such holdings are a mutual fund managed by a Virtus affiliate or managed by a non-affiliate as a subadviser to a Virtus affiliate);[5] and
■	Holdings in accounts maintained through Fidelity for the Virtus 401(k) Plan or similar Virtus-sponsored retirement or benefit plans identified by Compliance.

Reportable Accounts are all securities accounts (brokerage and investment accounts) that an employee or members of their household have direct or indirect investment discretion over and that hold, or can hold, Reportable Securities. Reportable Accounts include investment accounts of certain related persons including an employee’s spouse, domestic partner, minor children and stepchildren, and certain other persons6 residing in the same household as the employee. Investment accounts meeting the above definition must be reported even if Reportable Securities are not currently held in the account.

Managed Accounts are Reportable Accounts from which an employee or a member of their household benefits financially, but over which neither the employee nor a member of their household exercise direct or indirect investment discretion. Usually, with a Managed Account, a third-party money manager or financial advisor is hired to make all investment decisions for the account and the employee does not discuss any specific transactions for the account with the manager. Designation of a Managed Account must be properly documented and approved in accordance with Compliance procedures. Once designated as such by Compliance, Managed Accounts are not subject to the requirements of Section 4.1. - Trade Preclearance Requirements for Non-Virtus Securities, Section 4.2. - Preclearance requirement for Virtus Securities, Section 5. - Blackout Rule for Advisory Persons, or Section 7. - Holding Period Rule for Access and Advisory Persons. However, brokerage statements and trade confirmations must be provided (see Section 3.6); purchasing IPOs is restricted (see Section 6); and private placement and limited offerings must be precleared, including those opportunities recommended by an outside financial advisor (see Section 6).

3.3	Notifying Compliance of Existing Reportable Accounts and Approval for New Reportable Accounts

Employees must notify Compliance of all existing Reportable Accounts within ten (10) days of hire. After hire, employees must obtain approval from Compliance in advance of opening any new Reportable Account and promptly provide Compliance with the account number and related details when they become available.

Note the following:

■	Any Virtus 401(k) Plan Fidelity Account and activity therein will automatically be reported to Compliance; however, employees must specifically notify Compliance of any new or existing Fidelity “BrokerageLink” account, Virtus/Fidelity Health Savings Account (“HSA”) or any other Fidelity account capable of holding Reportable Securities.

5 A list of open-end mutual funds managed by a Virtus affiliate or managed by a non-affiliate as a subadviser to a Virtus affiliate is available on VirtusNet.

6 Compliance may determine certain persons (other than those specifically listed above) who reside at the same address are not part of the same household if they do not otherwise have any of the following: direct or indirect investment discretion over the person’s brokerage account(s) or investment(s); transparency, influence or control over the person’s financial affairs; nor provide or receive recommendations or advice from the person concerning investments. Employees are encouraged to be forthcoming and discuss such matters with Compliance promptly at the time of hire and/or upon the development of such situation.

6 |

■	Other company 401(k) or 403(b) plan accounts or any IRA account maintained by the employee or members of their household need to be reported if such accounts have the capacity to invest in Reportable Securities[7].
■	Fidelity accounts that hold Restricted Stock Units (“RSUs”) are not considered Reportable Accounts. The shares of Virtus common stock issued upon vesting of the RSUs become Reportable Securities.
■	Employees are required to promptly inform Compliance if Fidelity automatically opens a brokerage account when they become vested in Virtus RSUs, Virtus options or similar instruments.
■	An employee’s investments in Virtus open-end mutual funds that are made directly through the funds’ transfer agent will automatically be reported to Compliance.

Only those broker-dealers providing Compliance with electronic feeds containing required information will automatically be approved. A listing of such broker-dealers is available on VirtusNet. Exceptions may be made in the sole discretion of Compliance.

Compliance reserves the right to require employees to close any Reportable Accounts with broker- dealers who do not provide required information on a reliable, timely or efficient basis.

Employees must promptly notify Compliance upon closing any Reportable Account.

3.4	Initial and Annual Holdings Reports

Employees must submit or confirm a report listing all personal holdings of Reportable Securities within ten (10) days of hire and annually thereafter. Information contained in the initial report must be current as of a date not more than forty-five (45) days prior to an employee’s hire date. Annual reports must be current as of December 31st of each year, submitted by the following January 31st, and shall include such information required by Compliance including a certification by the employee that they have read, understand and complied with the requirements of the Code. Reporting is normally initiated by Compliance and completed through the StarCompliance System or other formats designated by Compliance.

3.5	Quarterly Transactions Reports

Employees must complete a quarterly report of transactions in Reportable Securities within the timeframe specified by Compliance (generally fifteen (15) days after quarter-end). Reporting is generally completed through the StarCompliance System.

7 Non-Virtus 401(k) plan and 403(b) plan accounts are not considered Reportable Accounts as long as they cannot hold shares of reportable securities or open-end mutual funds managed by a Virtus affiliate or managed by a non- affiliate as a subadviser to a Virtus affiliate.

7 |

3.6	Duplicate Trade Confirmations and Personal Brokerage Account Statements

Broker-dealers must promptly provide Compliance with the following:

■	Duplicate copies of trade confirmations for Reportable Security transactions; and
■	Account statements for each Reportable Account at least quarterly.

The above requirements may be satisfied by arrangements employees make through Compliance for broker-dealers to provide electronic feeds to the StarCompliance System or other designated location. In the event broker-dealers cannot provide electronic feeds, employees will be responsible to promptly upload necessary information into the StarCompliance System or other designated location.

4.	Trade Preclearance Requirements

4.1	Preclearance Requirements for non-Virtus Securities for Access and Advisory Persons

Generally, subject to other provisions of this Code, Access and Advisory Persons may not purchase or sell a Reportable Security for their own account at times during which any client account has a buy or sell order pending for a security of the same issuer or when trading in the Reportable Security is otherwise restricted. Advisory Persons are subject to additional restrictions as described in Section 5. – Blackout Rule for Advisory Persons.

■	Access and Advisory Persons must obtain approval from Compliance prior to buying or selling Reportable Securities (“preclearance”) (unless the security type is indicated as not requiring preclearance further below).
-	Preclearance requests are generally initiated by submitting a request to Compliance through the StarCompliance System and awaiting a response for approval before placing an order for a Reportable Security.

-	When submitting requests for multiple transactions at one time, employees should carefully review the responses from Compliance, which will be provided separately for each request, as some may be approved but others may be denied.

-	Preclearance is also required for all investments in IPOs or private placements, so the terms of such offering can be reviewed and approved by Compliance in advance.

■	Unless otherwise indicated, preclearance approvals are valid until 5 pm (ET) of the next business day regardless of an employee’s specific geographic location, (with the exception of private placement transactions and limited offerings, which are determined on a case- by-case basis). An order, including limit orders, not executed within that time must be re- submitted for preclearance approval.

Preclearance will be denied in the following circumstances:

■	When the Firm(s) of which an employee is an Access or Advisory Person has a pending buy or sell order for any security of the same issuer for a client account;
■	When a security is restricted by any Firm(s) for which an employee is an Access or Advisory Person; or

8 |

■	Other circumstances as may be determined by Compliance on a case-by-case basis consistent with the purposes of the Code.

Where no other conflict is deemed present8, Compliance, in its discretion, may approve preclearance requests for Access Persons (but not Advisory Persons) up to the following "de minimis” transaction amounts9, irrespective of the Firm’s pending buy or sell order for the security for a client account:

■	Up to (but not exceeding) 1,000 shares during a rolling 30-days (in the aggregate for all of an employee’s Reportable Accounts) in issuers with a market cap equivalent of $10 billion (USD) or more at the time of the transaction.
■	Up to (but not exceeding) 1,000 shares during a rolling 30-days (in the aggregate for all of an employee’s Reportable Accounts) in ETFs or ETNs that are not managed by a Virtus affiliate or managed by a non-affiliate as a subadviser to a Virtus affiliate.[10]

Access and Advisory Persons are not required to preclear transactions in the following types of securities:

■	Direct obligations of the Government of the United States
■	Money market instruments such as commercial paper, repurchase agreements, bankers’ acceptances and bank certificates of deposit, and other high quality short-term debt instruments
■	Shares of money market funds
■	“Cryptocurrency” or “digital assets” that are not otherwise considered initial or limited coin offerings
■	Open-end mutual funds and unit investment trusts invested in open-end mutual funds
■	Purchases pursuant to an automatic investment or dividend reinvestment plan
■	Purchases upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent the rights were acquired from the issuer, and sales of such rights so acquired
■	Transactions under an employee stock purchase or incentive program unless otherwise restricted
■	Non-volitional transactions (such as stock splits, dividends, corporate actions, etc.)
■	Transactions in Managed Accounts, with the exception of IPOs and private placement transactions, provided that prior to the transaction Compliance has approved the classification of the account as a Managed Account

4.2	Preclearance requirement for Virtus Securities for Supervised, Access and Advisory Persons

All Employees, including Supervised Persons, must preclear transactions in Virtus common shares

8 Trade preclearance requests in conflict with the Holding Period Rule (Section 7) and issuers listed on applicable restricted lists will generally be denied.

9 “Transaction amounts” means the number of shares sold plus the number of shares bought, i.e., sells do not offset buys.

10 A list of ETFs and ETNs managed by a Virtus affiliate or managed by a non-affiliate as a subadviser to a Virtus affiliate is available on VirtusNet.

9 |

(ticker: VRTS). Unless otherwise indicated, preclearance approvals are valid until 5 pm (ET) of the next business day, regardless of the employee’s specific geographic location. An order (including limit orders) not executed within that time must be re-submitted for preclearance approval. Once designated as an approved Managed Account by Compliance, transactions in VRTS common stock within such Managed Accounts are not subject to preclearance requirements; provided, however, Supervised Persons who are deemed Restricted Persons pursuant to the Virtus Insider Trading policy must continue to preclear any transactions in VRTS common stock, whether in an approved Managed Account or otherwise.

5.	Blackout Rule for Advisory Persons

In addition to the preclearance requirements of Section 4. - Trade Preclearance Requirements, Advisory Persons may not transact in any Reportable Security on the same day as, or seven (7) calendar days before or after, a trade in securities of the same issuer that is also traded in any client account(s) associated with the Advisory Person. The Blackout Rule does not apply to transactions in Reportable Securities that are exempt from the preclearance requirements of Section 4.

6.	Other Restrictions for Access and Advisory Persons

Access and Advisory Persons are at all times prohibited from engaging in any of the following:

■	Purchasing or selling single-stock futures;
■	Purchasing or selling options on (referencing) a single name/issuer. Transactions and holdings of options referencing broad-based indices are allowed. A list of options referencing broad-based indices is available on VirtusNet and additions may be approved by Compliance;
■	Taking short positions other than on broad-based indices;
■	Purchasing or otherwise acquiring securities in an IPO, the substantial equivalent of an IPO, or in so-called initial coin (cryptocurrency) offerings, unless otherwise approved by Compliance; or
■	Using a derivative or synthetic instrument or using any other means to circumvent a restriction in the Code.

In addition to the above, Advisory Persons are further prohibited from engaging in the following:

■	Taking a short position on any index that is held long in a client account of a Firm the employee is an Advisory Person of;
■	Serving on the board of directors of any publicly traded company, absent the prior approval of an Executive Officer[11] of Virtus and Compliance, based on a determination that such service will not conflict with the interests of any Firms or their clients; or
■	Purchasing a private placement or limited offering in client accounts where there exists a personal interest in the same issuer without preapproval from Compliance.

11 Includes the Virtus Executive Officers listed on www.virtus.com.

10 |

7.	Holding Period Rule for Access and Advisory Persons

Unless an exception applies, Access and Advisory Persons must hold all Reportable Securities for no less than thirty (30) days, even if the purchase was exempt from preclearance (the “Holding Period Rule”). The Holding Period Rule prohibits the purchase or sale of options with an expiration date that is within thirty (30) days of the transaction date, as well as the sale of covered calls on securities held for less than thirty (30) days.

Compliance with the Holding Period Rule will be determined using a last in, first out methodology applied across all Reportable Accounts unless otherwise exempted, and Access and Advisory Persons may not sell any share(s) of a Reportable Security until a minimum of thirty (30) days have passed since the last purchase of the same security in any of their Reportable Accounts.

Exceptions: The Holding Period Rule does not apply to the following:

■	Transactions in open-end mutual funds that are managed by any Firm (although “market timing” restrictions imposed by such funds must be observed);
■	Transactions in shares of VRTS received upon the vesting of RSU grants;
■	Exercising VRTS options and selling the shares, where such options have been provided as grants;
■	Transactions in approved Managed Accounts; and
■	Transactions in digital assets.

8.	Duty to Report Violations

Employees must promptly report any known violations of this Code to Compliance and should contact Compliance if they have reason to believe that a violation may have occurred or is reasonably likely to occur. Failure to report such matters is itself a violation of this Code. If the matter involves a member of Compliance, the report should be made directly to Virtus’ Global Chief Compliance Officer. In the event the reported event involves the Global Chief Compliance Officer, the report should be made directly to the Virtus’ Chief Legal Officer. Employees may also report such matters using the Virtus Whistleblower Hotline.12

9.	Sanctions for Violations of the Code

In the event of a violation of the Code by any employee, Compliance may impose appropriate sanctions considering the following:

■	The seriousness of the violation;
■	Whether the violation was willful or inadvertent;
■	Whether the violation was self-reported;
■	The employee’s job function and classification as a Supervised, Access or Advisory Person;
■	Prior violations of the Code; and/or
■	Any other factor(s) that Compliance may consider important under the specific circumstances.

12 Instructions for using the Virtus Whistleblower Hotline are available on VirtusNet.

11 |

Sanctions may include, but are not limited to, the following:

■	Verbal and/or written admonishment;
■	Re-training on the requirements of the Code;
■	Notice to the person’s manager and/or members of firm management;
■	Fines and/or reversal of trades, with the fines and disgorgement of profits (or losses avoided) donated to a charity designated by Compliance;
■	Partial or full restriction of personal trading for a period of time (which may be the remainder of the Person’s employment); and/or
■	Suspension or termination of employment.

10.	Waivers, Temporary Exemption from Code Application, and Extensions

Compliance may, from time to time, grant waivers to provisions of this Code for equitable or other reasons. Compliance will maintain reasonable documentation of any such waivers. The waivers may be granted to individuals or classes of individuals with respect to particular transactions or classes of transactions and may apply to past as well as future transactions. No waiver will be granted if Compliance is aware or reasonably believes that doing so will result in a violation of applicable federal securities laws or the principles of this Code.

Employees on approved leaves of absence (e.g., leaves for medical, active military service, bereavement, FMLA, etc.) may be temporarily exempt from the pre-clearance and reporting provisions of the Code, provided that the following requirements are met:

■	They do not participate in, obtain information with respect to, or make recommendations as to, the purchase or sale of securities on behalf of any client;
■	They do not have access to information regarding the day-to-day investment activities of the Firm including but not limited to IT systems and Firm email;
■	They do not devote significant time to the activities of the Firm; and
■	Compliance approves such temporary exemption in writing.

Employees must complete quarterly transaction reports promptly upon their return to work after an approved leave of absence.

In addition to the above, Compliance may grant extensions to quarterly reporting deadlines in cases of hardship, illness, system unavailability or other circumstances provided that the timeframe, as extended, may not exceed thirty (30) days after quarter-end. Any such extension shall not be deemed a waiver of the Code’s provisions.

11.	Responsibilities of Compliance

In addition to those responsibilities described in the foregoing, Compliance is responsible for the following:

■	Determining which employees are classified as Supervised, Access or Advisory Persons and notifying employees of their classification. In doing so, Compliance may determine whether any temporary employees, consultants, interns or the equivalent should be treated as employees under this Code and, if so, whether they should be classified as Supervised, Access or Advisory Persons.

12 |

■	Maintaining records regarding the Code and its administration as required by Rule 204-2 of the Advisers Act and Rule 31a-2 of the Investment Company Act. Such records will be maintained in a readily accessible place for at least five (5) years, with the first two (2) years in a Firm office. Required records include the following for the past five (5) years:

-	A copy of each Code in effect;
-	Records of any violations of the Code and action taken in response thereto;
-	Records of employees’ written acknowledgements of the Code;
-	A list of all employees who have been required to make reports pursuant to the Code;
-	Records of decisions to approve transactions in private placements and the basis for such approvals; and
-	Copies of all reports made by the Chief Compliance Officer of each Firm and by the Chief Compliance Officer of the Virtus Funds regarding the administration of the Code as required by the Advisers Act or the Investment Company Act.

13 |

Appendix

Certain Firms may, from time to time, attach to this Code an Appendix describing any unique provisions the Firm has made to provide additional requirements or modify requirements set forth by this Code. Modifications appended will not be considered an amendment to any other Firm’s Code, other than the one to which the Appendix specifically applies.

■	Kayne Anderson Rudnick Investment Management, LLC

Section 4.1 Preclearance Requirements for non-Virtus Securities (applies to Access and Advisory Persons) is supplemented with the additional requirement that Access and Advisory Persons may not purchase or sell a Reportable Security for their own account at times in which any investment team is considering initiating a buy or sell program for a security of the same issuer.

14 |

Schedule A

On April 1, 2023, the following entities adopted this Code of Ethics:

■	Ceredex Value Advisors LLC
■	Duff & Phelps Investment Management Co.
■	Virtus Fixed Income Advisers, LLC divisions:
-	Newfleet Asset Management
-	Seix Investment Advisors
-	Stone Harbor Investment Partners
■	Kayne Anderson Rudnick Investment Management, LLC
■	NFJ Investment Group, LLC
■	Silvant Capital Management LLC
■	Virtus Alternative Investment Advisers, Inc.
■	Virtus ETF Advisers LLC
■	Virtus ETF Solutions LLC
■	Virtus Fund Advisers, LLC
■	Virtus Investment Advisers, Inc.
■	VP Distributors, LLC
■	Westchester Capital Management, LLC
■	Westchester Capital Partners, LLC

This Schedule will be updated from time to time without being considered an amendment to the Code of Ethics.

15 |

Schedule B

This Schedule last updated: April 1, 2023

Digital Assets Exempted from the Code of Ethics Reporting Requirements

The following digital assets are specifically exempted from Code reporting requirements:

■	Bitcoin currency code “BTC” and “XBT”

This Schedule will be updated from time to time without being considered an amendment to the Code of Ethics.

16 |

INSIDER TRADING POLICY AND PROCEDURES

Amended July 1, 2014

I. Introduction

This Insider Trading Policy and Procedures (the “Policy”) has been adopted individually by the entities listed in Schedule A, referred to herein (individually) as the “Firm”. This Policy is administered by each Firm as a separate program, administered by the respective Firm’s designated Chief Compliance Officer or their delegate. Each Firm may attach to this Policy a schedule describing any unique provisions that their respective Firm has made to provide additional requirements or modify those requirements set forth by this Policy. Any questions regarding the Firm policy and procedures should be referred to the Firm’s Chief Compliance Officer.

A.	Policy Statement on Insider Trading

The Firm forbids its Supervised Persons (as defined by the Firm’s Code of Ethics) from trading on material non-public information or communicating material non-public information to others in violation of the law. This conduct is frequently referred to as "insider trading." This policy applies to every Supervised Person of the Firm and extends to activities both within and outside their duties to the Firm, including trading for a personal account.

The Firm strictly prohibits its Associates from circulating in any manner any rumors that might affect the market for a security. Any rumor of this nature should be reported immediately to the Compliance Department. Discussion of unsubstantiated information disseminated by the public media or elsewhere (i.e., “on the street”) is not prohibited, provided its source and unverified nature are disclosed to the party receiving the information.

Special care must be given to information regarding the publicly traded securities of any affiliate. In the event material, nonpublic information is obtained regarding an affiliated entity, all of the provisions of this policy will apply. In addition, the Chief Compliance Officer shall coordinate efforts with the appropriate persons designated to prevent and detect insider trading at the affiliated entity. Refer to the Virtus Code of Conduct and related policies for more information.

1.	Who is an Insider?

The concept of "insider" is broad. It includes officers, directors and employees (including those persons defined in the Firm’s policies as “Associates”) of a company. In addition, a person can be a "temporary insider" if he or she enters into a special confidential relationship in the conduct of a company's affairs and as a result is given access to information solely for the company's purposes. A temporary insider can include, among others, a company's investment advisers, agents, attorneys, accountants and lending institutions as well as the employees of such organizations. The Firm may become a temporary insider of a company with which it has a contractual relationship, to which it has made a loan, to which it provides advice or for which it performs other services.

2.	What is Material Information?

Trading on inside information is not a basis for liability unless the information is material. "Material information" generally is information that a reasonable investor would consider important in making his or her investment decisions, or information that is likely to have a significant effect on the price of a company's securities. Examples of information that a Firm’s Associates should consider material includes, but is not limited to:

●	Dividend changes;
●	Earnings estimates;
●	Changes in previously released earnings estimates;
●	Significant merger or acquisition proposals or agreements;
●	Liquidity problems;
●	Extraordinary management developments;
●	“Surprises” and material developments in regulatory or litigation matters; and
●	Material information does not have to specifically relate to a company’s business.

3.	What is Non-Public Information?

Information is non-public until it has been effectively communicated to the marketplace. Tangible evidence of such dissemination is the best indication that the information is public. For example, information found in a report filed with the Securities and Exchange Commission, or appearing in Dow Jones, The Wall Street Journal or other publications of general circulation would be considered public.

4.	Penalties for Insider Trading

Penalties for trading on or communicating material non-public information are severe, both for the individuals involved in such unlawful conduct and for their supervisors, their employers and affiliates. A person can be subject to some or all of the penalties below even if he or she does not personally benefit from the violation:

●	civil injunctions;
●	treble damages;
●	disgorgement of profits;
●	penalties for the person who committed the violation of up to three times the profit gained or loss avoided, whether or not the person actually benefited; and
●	penalties for the employer or other controlling person of up to the greater of $1,000,000 or three times the amount of the profit gained or loss avoided.

In addition, any violation of this policy statement can be expected to result in sanctions by the Firm, up to and including dismissal of the persons involved.

B.	Procedures to Implement the Firm's Policy Against Insider Trading

The following procedures have been established to aid Associates in avoiding insider trading, and to aid the Company in preventing, detecting and imposing sanctions against insider trading.

Every Associate must follow these procedures or risk serious sanctions, including dismissal, substantial personal liability and criminal penalties.

1.	Identifying Inside Information

Before trading for the Firm, an Associate’s own account or accounts of others in the securities of any entity or company about which an Associate may have inside information, an Associate must ask himself or herself the following questions:

A.	Is the information material? Is this information that an investor would consider important in making his or her investment decisions? Is this information that would affect the market price of the securities if generally disclosed?

B.	Is the information non-public? To whom has this information been provided? Has the information been effectively communicated to the marketplace by being published in The Wall Street Journal or other publications of general circulation? If, after consideration of the above, an Associate believes that the information is both material and non-public, or if he or she has questions as to whether the information is material and non-public, such Associate should take the following steps:

i.	Report the matter immediately to the Firm’s Chief Compliance Officer and do not communicate the information inside or outside the Company, other than as directed by the Chief Compliance Officer;

ii.	Neither purchase nor sell any of the securities in question on behalf of the Company (including investment companies and private accounts managed by Virtus Investment Partners, Inc. or any of its subsidiaries), the Associate's own account or accounts of others; and

iii.	After the issue has been reviewed, the Associate will either be instructed to continue the prohibitions against trading and communication or will be allowed to trade and communicate the information

2.	Personal Securities Trading

Personal securities trading should be undertaken only in compliance with the Firm’s Code of Ethics.

3.	Restricting Access to Material Non-Public Information

Information in an Associate's possession that he or she identifies as material and non-public may not be communicated to anyone, including persons within the Company, except as provided in paragraph B.1. above. In addition, care should be taken so that such information is sealed and access to computer files containing material non-public information is restricted.

4.	Compliance Procedures

Upon determination that an Associate has possession of material, nonpublic information, the Firm’s Chief Compliance Officer will implement the following procedures to prevent the dissemination of such information:

●	Advise the Associate not to communicate the information to anyone;
●	Determine whether other individuals associated with the firm may have possession of such information;
●	Restrict officers, directors, employees and Associates from trading on any affected securities, as appropriate; and
●	If necessary, implement and maintain a “Watch List” or “Restricted List” in order to monitor and prevent the occurrence of insider trading in certain securities the Company is prohibited or restricted from trading.

If an Associate reports he or she has possession of inside information to the Firm’s Chief Compliance Officer, the information must then only be communicated to such other Associates who have a “need to know” such information in furtherance of the implementation of this Policy.

Such individuals may include, but are not limited to, the Firm’s attorneys, and senior management charged with compliance with this policy. When necessary to communicate material nonpublic information, the following information must be documented:

●	The name of the individual with whom the information is being shared;
●	The individual’s title and position with the firm;
●	The date of the communication;
●	The nature of the communication;
●	The identity of the security affected; and
●	The name of the person requesting that the information be communicated

Additional Policies and Procedures regarding Nonpublic information Related to Investing in Bank Loans

Newfleet has adopted the above Insider Trading Policy and Procedure with respect to the receipt and use of material nonpublic information and to describe more fully what constitutes “insider trading”. In addition, Newfleet has adopted the following procedures and controls specifically related to nonpublic information on companies with tradable bank loans to help monitor and prevent any insider trading by Newfleet and/or its Associates.

Certain Newfleet employees are granted web access to repositories of public and non-public information regarding companies with tradable bank loans. This access allows users to view material non-public information. The following procedures have been developed to monitor such activity and help prevent insider trading.

The CCO or designee will perform a daily review of reports from all repositories for which access has been granted to any Newfleet employee to determine if any private information has been accessed. The issuer of any security for which private information has been accessed will be restricted from trading for both Newfleet and all Newfleet access persons as defined by the Newfleet code of ethics. This will be accomplished by adding the issuer to the list of restricted issuers within the trade order management system and adding the issuer to the Newfleet restricted list maintained on Virtusnet.

The CCO or designee will perform periodic (no less than annual) reviews and reconciliations of the list of restricted issuers within the trade order management system and the Newfleet Restricted list.

The CCO or designee will perform periodic (no less than quarterly) reviews of the trading activity in each Newfleet Access Person’s personal brokerage account(s) to specifically determine if an associated person has traded in any of the public securities when the issuer was on the restricted list. This may be accomplished though reliance on the administration of the Newfleet Code of Ethics whereby any such trade would be identified as an exception by the Code of Ethics Compliance Administrator.

Sunset Provision: Six months after the last date private information was accessed the issuer will be removed from the restricted list. If the information accessed is deemed to no longer be material non-public information prior to the six month time frame the issuer may be removed from the restricted list.

SANCTIONS

It is very important that all employees adhere strictly to the firm’s insider trading policies and procedures. Any violations of such policies and procedures could result in serious sanctions, including fines and/or dismissal from Newfleet or its affiliates.

Schedule A

The following subsidiaries of Virtus Investment Partners, Inc. have adopted this Insider Trading Policy and Procedures:

As of October 1, 2012:

●	Duff & Phelps Investment Management Co.
●	Virtus Alternative Investment Advisers, Inc.
●	Virtus Investment Advisers, Inc.
●	VP Distributors, Inc.

As of October 2, 2013:

●	Kayne Anderson Rudnick Investment Management, LLC

As of April 10, 2015:

●	Virtus ETF Advisers LLC and its affiliates (Virtus ETF Solutions LLC and ETF Distributors LLC)

As of September 4, 2015:

●	Virtus Retirement Investment Advisers, LLC

As of October 1, 2017:

●	Ceredex Value Advisors LLC
●	Silvant Capital Management LLC
●	Virtus Fund Advisers, LLC

As of November 6, 2020:

●	NFJ Investment Group, LLC

As of October 1, 2021:

●	Westchester Capital Management, LLC
●	Westchester Capital Partners, LLC

As of July 1, 2022:

●	Virtus Fixed Income Advisers, LLC, dba:
o	Seix Investment Advisors
o	Newfleet Asset Management
o	Stone Harbor Investment Management

With regard to the above: VP Distributors, Inc. and Virtus ETF Distributors LLC are broker-dealers and have therefore adopted this Policy in accordance with the Securities Fraud Enforcement Act of 1988 which requires all broker- dealers to establish, maintain and enforce written procedures designed to prevent the misuse of material, nonpublic information in violation of the Securities and Exchange Act of 1934. The Securities and Exchange Act of 1934 Rule 10b-5 defines insider trading as buying or selling a security, in breach of a fiduciary duty or other relationship of trust and confidence, while in possession of material, nonpublic information about the security.

The Firm’s named above (besides VP Distributors, Inc. and Virtus ETF Distributors LLC) are registered investment advisers who have adopted this Policy in accordance with Section 204A of the Investment Advisers Act which requires advisers to establish, maintain and enforce written policies and procedures reasonably designed to prevent the misuse of material, nonpublic information by the adviser or any person associated with the adviser.

This Schedule will be updated from time to time without being considered an amendment to the Insider Trading Policy and Procedures. This Schedule A was last updated 1/1/2022.